EXHIBIT 99.1

For Immediate Release: February 14, 2008	NEWS RELEASE

Telkonet Completes Funding Arrangements
Company retires note and positions to meet demands of growing backlog

Germantown, MD, Telkonet, Inc. (AMEX:TKO), the leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive service across commercial, industrial and government applications, today announced the completion of several financial transactions designed to allow the company to continue to support its growing opportunities and accelerating revenue. The company has recently closed on a $2.5 million accounts receivable financing agreement with Thermo Credit, LLC, a receivables funding company specializing in the telecommunications industry. The funding will allow increased flexibility in meeting working capital needs. On February 8, 2007, Telkonet made repayment in full on a $1.5 million senior note payable, through the sale of 2.5 million shares of its common stock, which are subject to Rule 144 sales restrictions, to a private investor. There were no warrants or private placement fees involved in the transaction.

About Thermo Credit
Thermo Credit, LLC (www.thermocredit.com) is a financial services company focused exclusively on the telecommunications industry. Thermo Credit serves established, well-run companies that need capital to expand or improve their operations. The company provides asset based solutions, loans, lines of credit and capital investment programs.

For more information contact Seth Block at (504) 620-3101 or seth@thermocredit.com
About Telkonet
Telkonet (www.telkonet.com) specializes in integrated solutions for broadband data networking and energy management, including in-building powerline communications (PLC) technology. Headquartered in Germantown, Maryland, USA, Telkonet serves thousands of customers worldwide. Telkonet’s technology innovation is underpinned by end-to-end quality of service and comprehensive customer support. Its portfolio includes:
Contacts: Joe Noel Telkonet 240.912.1851 Garrett Axford Georgina Garrett/ Simon Jones 1.866.940.9987 +44.1903.854900 mail@garrett-axford.co.uk

•	The revolutionary Telkonet iWire System™, converting sites’ existing internal electrical infrastructures into an IP network backbone.

•	The integrated EthoStream platform for wired and wireless high-speed Internet access (HSIA), differentiated by outstanding remote management tools and dedicated customer support facilities.

•	Telkonet SmartEnergy, achieving 30% energy savings through intelligent in-room energy management.

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Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).